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                                                                    Exhibit 10.1

                      SECOND AMENDMENT TO CREDIT AGREEMENT

         THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of June 30, 2004, by and between WESTCOAST HOSPITALITY CORPORATION, a Washington corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

     A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 24, 2003, as amended from time to time ("Credit Agreement").

     B. Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1. Sections 4.9(b) and (c) are each hereby deleted in their entirety, and the following substituted therefor:

          "(b) Funded Debt to EBITDA Ratio. Funded Debt divided by EBITDA not greater than: (i) 5.95 to 1.00 as of the end of the fiscal quarter ending September 30, 2003, for the four quarters then ended; (ii) 5.75 to 1.00 as of the end of each of the fiscal quarters ending December 31, 2003 and March 31, 2004, for the four fiscal quarters then ended; (iii) 6.25 to 1.00 as of the end of each of the fiscal quarters ending June 30, 2004 and September 30, 2004, for the four fiscal quarters then ended; and (iv) 5.50 to 1.00 as of the end of the fiscal quarter ending December 31, 2004 and at the end of each fiscal quarter thereafter, for the four quarters then ended. As used herein, "EBITDA" shall be defined as net profit before tax, less gains on asset sales, plus losses on asset sales, plus interest expense (net of capitalized interest), plus depreciation and amortization expense, plus non-capitalized conversion and rebranding expense, plus other non-cash expenses, less other non-cash income. In the event of an acquisition, the EBITDA shall include the most recent four-quarter EBITDA (as defined herein) of the acquired property. As used herein, "Funded Debt" shall be defined as the sum of all obligations for borrowed money (excluding the Preferred Trust Offering, as such term is defined in Section
     5.3 herein) plus all capital lease obligations of the WestCoast Entities.

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          (c)  EBITDA Coverage Ratio. EBITDA divided by Debt Service not less than 1.50 to 1.00, determined at each fiscal quarter end for the four fiscal quarters then ended; provided, however, that EBITDA divided by Debt Service may be not less than 1.25 to 1.00 as of the end of any given fiscal quarter for the four fiscal quarters then ended if both of the following conditions have been met: (i) Borrower shall have had no greater than One Million Dollars ($1,000,000.00) outstanding in the aggregate under Line of Credit A and Line of Credit B at any time during the thirty (30) consecutive days immediately prior to the end of such fiscal quarter; and
     (ii) Borrower shall have an aggregate balance outstanding under Line of Credit A and Line of Credit B of no greater than One Million Dollars ($1,000,000.00) as of the last day of such fiscal quarter. As used herein, "Debt Service" shall be defined as total interest expense and dividends on preferred stock for the most recent four quarters ended, plus the current maturity of long-term debt ("CMLTD") which shall be based on the CMLTD (including subordinated debt and capital leases) within the Balance Sheet dated 12-months prior to the most recent quarter ended, less that portion of balloon payments within CMLTD that exceeds normally scheduled payments. In the event of an acquisition, Debt Service shall include the Debt Service (as defined herein) of the acquired property."

     2. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $2,500.00.

     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WESTCOAST HOSPITALITY                      WELLS FARGO BANK,
  CORPORATION                                 NATIONAL ASSOCIATION

    /s/ Peter P. Hausback                      /s/ Bruce Zavalney
By: -------------------------              By: ---------------------------
    Peter Hausback                             Bruce Zavalney
    Chief Financial Officer                    Senior Relationship Manager

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